Exhibit 99.1

Enertopia Provides August Technology Update

Kelowna, British Columbia, August 25th, 2021 - Enertopia Corporation ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada Lithium claims, intellectual property & patents in the green technology space, is pleased to provide the following update.

Our Provisional patent # 3 will now be known as the ENERTOPIA RAINMAKER TM.

Now that we have filed our three provisional patents, we have moved into the monitoring phase of testing with the ENERTOPIA HEAT EXTRACTORTM.  The Company is con-currently using a 3rd party private monitoring system to validate its ability to run bug free and provide uninterrupted data under extreme heat environments as the above monitoring continues.

We expect to complete the monitoring of the rooftop, loose coupled, ENERTOPIA HEAT EXTRACTORTM for residential use by the end October 2021.  These results will verify the increased PV output, increased hot water output, and the decreased internal home cooling costs. In the meantime, we are sourcing materials now for expected residential installs with a planned start date by the end of calendar year 2021.

Our monitoring program is currently ongoing at the multi-MW solar array and is being run concurrently using a 3rd party private monitoring system to validate its ability to run bug free and provide uninterrupted data under extreme heat environments as the above monitoring continues.  We expect to have a report from the 3rd party engineering firm in the coming weeks.

This report will use the real time data that has been collected from the solar array, showing the loss of PV output due to excessive panel heating. Also expected is a positive increase in PV output and the projected extended life of the PV panels due to the use of the ENERTOPIA SOLAR BOOSTERTM.  This testing is expected to confirm our internal analysis of the energy creation and added benefit of PV panel cooling, the results of which are lowered panel heat stress, which in turn increases the effective life cycle of the panels.

Carbon Credits

By being able to quantify the increased clean energy output and offsetting CO2 credits, we will then be able to provide an update on the potential value of CO2 credits going forward.  We believe the company will be able to monetize the increased savings via CO2 carbon credits as part of the testing via the 3rd party monitoring system. Five years ago these credits resulted in upfront payments of roughly $1,000,000 dollars per Mw based on predefined operating contracts in the industry. These rates have doubled over the past five years and industry forecasts based on current government approved increases over the rest of this decade indicate these numbers could increase by a factor of five times from current levels based on International Monetary Fund (IMF) forecasting $75, Wood Mackenzie $110 and International Energy Association $120 per tonne of CO2 needed for the World to reach the 2030 Paris climate accord agreement.

Clayton Valley Project Update:

The company is currently awaiting quotes on a potential drilling program in order to provide a bulk sample of material for further development work.  This would allow us to advance our lithium claystone project with a small-scale pilot plant located offsite, which is now being reviewed.

"We recommend all stakeholders visit our investor page for an updated presentation on the exciting opportunity this next chapter brings as Enertopia continues to move forward." Stated CEO Robert McAllister "Enertopia has made great strides in the last year by continuing to develop our Nevada lithium property while expanding into Green Technology, which has resulted in several opportunities that we continue to investigate in improving mining and society at the same time."

Conclusion:

We continue to believe that the Lithium hosted claystone deposits in Nevada will become major sources of Lithium production in the 2020s while offering the United States a secure domestic supply of battery grade Lithium products. We are also excited to see and witness the convergence of several technologies that are changing the very way we produce and consume electrical energy amidst the growing opportunities for a better world.

About Enertopia:

A Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia, or that current talks with respect to potential joint ventures or partnerships will result in definitive agreements. There can be no assurance that patent #6,024,086 will have a positive impact on Enertopia. There can be no assurance that provisional patents applications will become patents or that the applied for trademark names will be granted. There can be no assurance COVID-19 protocols will not impact expected timelines for start and or project completion deadlines. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.